FOR IMMEDIATE RELEASE:                                        NEWS
December 20, 1996                               Nasdaq National Market/AVRT
                                                  http://www.avert.com

                   AVERT, INC. ANNOUNCES AGREEMENT WITH AMERITECH
                  TO PROVIDE PRE-EMPLOYMENT BACKGROUND INFORMATION
                Information to be Provided to Ameritech's Clients
                          through its CivicLink Service

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced an agreement with Ameritech Information Access, L.L.C., an affiliate of Ameritech, Corporation, to provide pre-employment screening information to its customer base through Ameritech's on-line service, CivicLink.

The agreement is for a term of five years with automatic one-year renewals and is terminable by either party after one year upon 90 day prior written notice. Avert will be the exclusive provider for a period of one year, of pre-employment information for access on Ameritech's CivicLink service (except in certain limited circumstances) and Ameritech will be the exclusive distributor of information provided by Avert in the states of Illinois, Indiana, Michigan, Ohio, and Wisconsin, with certain exceptions. Under this agreement, Ameritech will market pre-employment information services internally to Ameritech affiliates and to Ameritech's business customers in the five-state region. The agreement does not provide for any guaranteed minimum volume of transactions by CivicLink end-users or any minimum payment or fees to Avert.

"We are very excited to work with a company as well-respected as Ameritech," said Dean Suposs, President of Avert, Inc. "This releationship underscores our commitment to aggressive growth and to working with strategic partners to capitalize on the growing opportunity in our marketplace. This agree-ment also supports Avert's position as a leader in pre-employment background checking services."

CivicLink is an online information service that delivers court, tax, and other records to the desktop via modem and personal computer. CivicLink services are marketed to both the Small Business Group and the Custom Business Group within Ameritech, in addition to external marketing campaigns.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education/license verification and social security number validation.

                                 Contact:
Avert, Inc.
Kim Moss, Investor Relations                             970/484-7722